EXECUTION VERSION





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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                           BARR PHARMACEUTICALS, INC.,

                       TEVA PHARMACEUTICAL INDUSTRIES LTD.

                                       and

                             BORON ACQUISITION CORP.






                            Dated as of July 17, 2008








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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


ARTICLE I      THE MERGER......................................................2
     1.1.       The Merger.....................................................2
     1.2.       Effective Time.................................................2

ARTICLE II     THE SURVIVING CORPORATION.......................................2
     2.1.       Effect of the Merger...........................................2
     2.2.       Certificate of Incorporation...................................2
     2.3.       By-Laws........................................................2
     2.4.       Directors......................................................2
     2.5.       Officers.......................................................3

ARTICLE III    EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
                CERTIFICATES...................................................3
     3.1.       Effect on Capital Stock........................................3
     3.2.       Exchange of Share Certificates.................................5
     3.3.       Appraisal Rights...............................................8
     3.4.       Adjustments to Prevent Dilution................................8

ARTICLE IV     THE CLOSING.....................................................9
     4.1.       Closing........................................................9

ARTICLE V      REPRESENTATIONS AND WARRANTIES..................................9
     5.1.       Representations and Warranties of the Company..................9
     5.2.       Representations and Warranties of Parent and Merger Sub.......25

ARTICLE VI     CONDUCT OF BUSINESS PENDING THE MERGER.........................34
     6.1.       Covenants of the Company......................................34
     6.2.       Covenants of Parent...........................................37
     6.3.       No Control of Other Party's Business..........................38

ARTICLE VII    ADDITIONAL AGREEMENTS..........................................39
     7.1.       Access........................................................39
     7.2.       Acquisition Proposals.........................................39
     7.3.       Stockholders Meeting..........................................42
     7.4.       Filings; Other Actions; Notification..........................42
     7.5.       Proxy Statement/Prospectus; F-4 Registration Statement........44
     7.6.       Stock Exchange Listing........................................46
     7.7.       Stock Exchange Delisting; Deregistration of Stock.............46
     7.8.       Publicity.....................................................46
     7.9.       Employee Benefits Matters.....................................46
     7.10.      Indemnification; Directors' and Officers' Insurance...........48
     7.11.      Expenses......................................................49
     7.12.      Takeover Statute..............................................49
     7.13.      Section 16 Matters............................................49


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     7.14.      Tax-Free Reorganization.......................................49
     7.15.      Non-Solicitation; No-Hire.....................................50
     7.16.      Accountants' Comfort Letters..................................50
     7.17.      Alternative Structure.........................................50

ARTICLE VIII   CONDITIONS.....................................................51
     8.1.       Conditions to Each Party's Obligation to Effect the Merger....51
     8.2.       Conditions to Obligations of Parent and Merger Sub............51
     8.3.       Conditions to Obligation of the Company.......................52

ARTICLE IX     TERMINATION....................................................53
     9.1.       Termination by Mutual Consent.................................53
     9.2.       Termination by Either Parent or the Company...................53
     9.3.       Termination by the Company....................................54
     9.4.       Termination by Parent.........................................54
     9.5.       Effect of Termination and Abandonment.........................55

ARTICLE X      MISCELLANEOUS AND GENERAL......................................56
     10.1.      Survival......................................................56
     10.2.      Modification or Amendment.....................................56
     10.3.      Waiver........................................................56
     10.4.      Counterparts..................................................56
     10.5.      GOVERNING LAW AND VENUE.......................................56
     10.6.      Notices.......................................................57
     10.7.      Entire Agreement; NO OTHER REPRESENTATIONS....................58
     10.8.      No Third-Party Beneficiaries..................................58
     10.9.      Obligations of Parent and of the Company......................59
     10.10.     Severability..................................................59
     10.11.     Disclosure Schedules..........................................59
     10.12.     Interpretation................................................59
     10.13.     Assignment....................................................59
     10.14.     Specific Performance..........................................60


EXHIBITS:

Exhibit A      Parent Officer Representation Letter
Exhibit B      Company Officer Representation Letter


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                             INDEX OF DEFINED TERMS



Defined Term                                                            Section
------------                                                            -------

368 Reorganization.....................................................5.1(n)(x)
Acquisition Proposal.........................................................7.2
Affected Employees.....................................................7.9(a)(i)
Affiliate.................................................................3.2(d)
Agreement...............................................................Preamble
Antitrust Law.............................................................7.4(f)
Asbestos..................................................................5.1(m)
Asbestos-Containing Material..............................................5.1(m)
Audit Date...........................................................5.1(e)(iii)
Bankruptcy and Equity Exception........................................5.1(c)(i)
Book Entry Shares.........................................................3.1(c)
Business Day.................................................................4.1
By-Laws......................................................................2.3
Certificate...............................................................3.1(c)
Certificate of Incorporation.................................................2.2
Certificate of Merger........................................................1.2
Change of Recommendation.....................................................7.2
Closing......................................................................4.1
Closing Year..........................................................7.9(a)(ii)
Closing Date.................................................................4.1
CMS.......................................................................5.1(k)
Code....................................................................Recitals
Company.................................................................Preamble
Company Advisor...........................................................5.1(w)
Company Awards........................................................3.1(d)(ii)
Company Option.........................................................3.1(d)(i)
Company Balance Sheet.....................................................5.1(g)
Company Common Stock......................................................3.1(b)
Company Compensation and Benefit Plan..................................5.1(j)(i)
Company Disclosure Schedules.................................................5.1
Company Intellectual Property Rights...................................5.1(p)(i)
Company Material Adverse Effect...........................................5.1(a)
Company Reports........................................................5.1(e)(i)
Company Required Statutory Approvals...................................5.1(d)(i)
Company Requisite Vote....................................................5.1(u)
Company Stock Plans.......................................................5.1(b)
Company Stockholders Meeting.................................................7.3
Compensation and Benefit Plan..........................................5.1(j)(i)
Confidentiality Agreement...................................................10.7
Contracts.............................................................5.1(d)(ii)
control...................................................................3.2(d)


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Copyrights.............................................................5.1(p)(i)
DEA.......................................................................5.1(k)
Depository................................................................3.2(a)
DGCL....................................................................Recitals
Dissenting Shares.........................................................3.3(a)
Divestitures..............................................................7.4(f)
EC Merger Regulation...................................................5.1(d)(i)
Effective Time...............................................................1.2
Environmental Law.........................................................5.1(m)
ERISA..................................................................5.1(j)(i)
Exchange Act..............................................................5.1(a)
Exchange Agent............................................................3.2(a)
Exchange Fund.............................................................3.2(a)
Exchange Ratio.........................................................3.1(c)(i)
Executive Bonus Plans.................................................7.9(a)(ii)
F-4 Registration Statement................................................5.1(f)
FDA.......................................................................5.1(k)
First Step Merger...........................................................7.17
Foreign Antitrust Filings..............................................5.1(d)(i)
Governmental Entity....................................................5.1(d)(i)
Hazardous Substance.......................................................5.1(m)
HHS.......................................................................5.1(k)
HSR Act................................................................5.1(d)(i)
Indemnified Parties.........................................................7.10
Intellectual Property Rights...........................................5.1(p)(i)
ISA....................................................................5.2(d)(i)
knowledge.................................................................5.1(a)
Laws......................................................................5.1(k)
Legal Privilege...........................................................7.4(b)
Liens.....................................................................5.1(q)
Litigation Claims.........................................................5.1(i)
Merger..................................................................Recitals
Merger Consideration......................................................3.1(c)
Merger Sub..............................................................Preamble
Merger Sub 2................................................................7.17
Nasdaq.................................................................5.2(d)(i)
NYSE...................................................................5.1(d)(i)
Option Exchange Ratio..................................................3.1(d)(i)
Orange Book...........................................................5.1(p)(ii)
Order.....................................................................8.1(c)
Organizational Documents..................................................5.1(a)
Parent..................................................................Preamble
Parent ADRs............................................................3.1(c)(i)
Parent ADSs............................................................3.1(c)(i)
Parent Award...........................................................3.1(d)(i)
Parent Balance Sheet......................................................5.2(g)


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Parent Disclosure Schedules...............................................5.1(a)
Parent Intellectual Property Rights....................................5.2(l)(i)
Parent Material Adverse Effect............................................5.2(a)
Parent Ordinary Shares.................................................3.1(c)(i)
Parent Reports.........................................................5.2(e)(i)
Parent Required Statutory Approvals....................................5.2(d)(i)
Parent Stock Plans........................................................5.2(b)
Patents................................................................5.1(p)(i)
Permitted Liens...........................................................5.1(q)
Person....................................................................3.2(b)
Proxy Statement..............................................................7.5
Proxy Statement/Prospectus...................................................7.5
Registration Statements...................................................5.1(f)
Representatives..............................................................7.2
S-8 Registration Statement.............................................3.1(d)(i)
SEC....................................................................5.1(e)(i)
Securities Act.........................................................5.1(d)(i)
Significant Subsidiary....................................................5.1(a)
Stock Consideration....................................................3.1(c)(i)
Subsidiary................................................................5.1(a)
Superior Proposal............................................................7.2
Surviving Corporation........................................................1.1
Takeover Statute.......................................................5.1(l)(i)
TASE...................................................................5.2(d)(i)
Tax...................................................................5.1(n)(xi)
Tax Return............................................................5.1(n)(xi)
Taxes.................................................................5.1(n)(xi)
Termination Date..........................................................9.2(a)
Trademarks.............................................................5.1(p)(i)
Transition Period.........................................................7.9(a)
U.S. Company Plan.....................................................5.1(j)(ii)
U.S. GAAP.................................................................5.1(a)


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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of July 17, 2008, by and among Barr Pharmaceuticals, Inc., a Delaware corporation (the "Company"), Teva Pharmaceutical Industries Ltd., an Israeli corporation ("Parent"), and Boron Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H:
                              - - - - - - - - - --

     WHEREAS, the Company, Parent and Merger Sub have agreed to enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the "Merger"), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

     WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have each unanimously (i) determined that the Merger and other transactions contemplated hereby are advisable and are fair to and in the best interests of the Company, Parent and Merger Sub and their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, in each case, on the terms and subject to the conditions hereof;

     WHEREAS, the respective Boards of Directors of each of the Company and Merger Sub have unanimously determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger);

     WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and (ii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-(2)(g); and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated herby and to prescribe certain conditions to the consummation of the Merger and such other transactions;

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:


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                                   ARTICLE I

                                   THE MERGER
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     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and shall succeed to and assume all the rights and obligations of the Company in accordance with Section 251 of the DGCL.

     1.2. Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and the Merger shall become effective upon such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the parties may agree and shall specify in the Certificate of Merger (such time at which the Merger becomes effective, the "Effective Time").

                                   ARTICLE II

                            THE SURVIVING CORPORATION
                            -------------------------

     2.1. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.2. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Law (the "Certificate of Incorporation"), except that Article I thereof shall be amended, by the filing of the Certificate of Merger or other appropriate documents, to read in its entirety as follows: "The name of the corporation is Barr Pharmaceuticals, Inc."

     2.3. By-Laws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of the Company, as in effect immediately prior to the Effective Time, and including the provisions required by Section 7.10(d), shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein, in the Certificate of Incorporation or in accordance with applicable Law.

     2.4. Directors. Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and


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qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

     2.5. Officers. Effective as of the Effective Time, the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial executive officers of the Surviving Corporation, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the applicable provisions of the Certificate of Incorporation and the By-Laws.

                                  ARTICLE III

         EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
         ---------------------------------------------------------------

     3.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company, Parent or Merger Sub:

     (a) Merger Sub. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), and any other shares of capital stock of the Company, that is owned by the Company or any Subsidiary of the Company or by Parent, Merger Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to be outstanding, and no Merger Consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Section 3.3, each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock to be cancelled and retired pursuant to Section 3.1(b)), shall be converted into the right to receive the following consideration (the "Merger Consideration"):

          (i) 0.6272 (as may be adjusted pursuant to Section 3.4, the "Exchange Ratio") ordinary shares, par value NIS 0.10, of Parent, duly issued and credited as fully paid (collectively, the "Parent Ordinary Shares") which will trade in the United States in the form of American Depositary Shares ("Parent ADSs," each Parent ADS representing one Parent Ordinary Share), evidenced by American Depositary Receipts ("Parent ADRs") (such Parent ADSs, together with any cash in lieu of fractional Parent ADSs to be paid pursuant to Section 3.2(f), the "Stock Consideration"); and

          (ii) $39.90 in cash.

At the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to be outstanding, and, in the case of shares of Company Common Stock represented by book-entry ("Book-Entry Shares"),


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the names of the former registered holders shall be removed from the registry of holders of such shares, and: (A) each holder of a certificate representing any such shares (other than Book-Entry Shares) of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such Certificate (for each share of Company Common Stock previously represented thereby), and (B) each holder of Book-Entry Shares shall cease to have any rights with respect thereto except the right to receive the Merger Consideration following such removal of such holder's name from the registry of holders of such shares (for each such Book-Entry Share).

     (d) Company Options and SARs.

          (i) The Company shall take all actions necessary or appropriate to provide that each option to purchase Company Common Stock (each a "Company Option") that is outstanding as of the Effective Time and held by any non-employee member of the Company's Board of Directors, shall, conditional upon consummation of the Merger, to the extent such Company Options have not been exercised as of the Effective Time, whether or not exercisable or vested, be assumed by Parent and converted into an option or stock appreciation right, as applicable, to acquire Parent Ordinary Shares in the form of Parent ADSs (a "Parent Award"), to be evidenced by Parent ADRs upon exercise, in an amount and at an exercise price as determined in accordance with Section 3.1(d)(ii). Each Company Option so assumed will be subject to, and exercisable and vested on, the same terms and conditions as under such Company Option as of the Effective Time, except that: each assumed Company Option shall (A) constitute an award to acquire that number of Parent ADSs (rounded down to the nearest number of whole Parent ADSs) equal to the product of: (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (y) the Option Exchange Ratio (defined below) and (B) have an exercise price per Parent ADS equal to the quotient of (x) the per share exercise price of such Company Option immediately prior to the Effective Time, divided by (y) the Option Exchange Ratio. For purposes of this Section 3.1(d)(i), the term "Option Exchange Ratio" shall mean the sum of: (A) the Exchange Ratio and
     (B) the quotient of (I) $39.90, divided by (II) the closing price per Parent ADS on the Business Day immediately preceding the Effective Time (as reported by Nasdaq on such Business Day). On or prior to the Effective Date, Parent shall file an appropriate Registration Statement on Form S-8 with respect to the offering of the Parent ADSs issuable upon exercise of the Parent Awards (the "S-8 Registration Statement") and, as promptly as practicable, shall comply with the terms of Section 7.6 so that holders of Parent Awards may, subject to applicable Law, freely sell the Parent ADSs issuable upon exercise of the Parent Awards.

          (ii) The Company shall take all actions necessary or appropriate to provide that each Company Option, and each stock appreciation right granted on Company Common Stock (collectively, "Company Awards"), in any case held by any current or former employee of the Company or any of its Subsidiaries, which is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable), shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from Parent or the Surviving Corporation, as applicable, in consideration for such cancellation, an amount (less applicable

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     withholdings and without interest) equal to the product of (x) the excess, if any, of (A) $66.50, over (B) the exercise price per share of Company Common Stock subject to such Company Award, multiplied by (y) the total number of shares of Common Stock subject to such Company Award. The Company shall take all commercially reasonable actions that may be necessary (under the applicable Company Stock Plans and otherwise) to effectuate the provisions of this Section 3.1(d)(ii).

          (iii) Promptly following the date hereof, the Company shall take all actions that are necessary or appropriate to cause the Company's Employee Stock Purchase Plan to be modified, terminated and/or suspended so that no purchase of Company Common Stock shall or may occur from and after the expiration of the offering period currently in effect under such plan or the Closing Date (if earlier).

     3.2. Exchange of Share Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall designate The Bank of New York, which currently acts as the depository for the ADSs, or another U.S. bank or trust company reasonably acceptable to the Company (in such capacity, the "Depository"), to act as agent (the "Exchange Agent") for the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled with respect to such holder's shares of Company Common Stock pursuant to Sections 3.1(c) and 3.1(d). At or prior to the Effective Time, Parent or Merger Sub shall deposit or cause the Depository to deposit with the Exchange Agent, (i) that number of Parent ADRs and Parent Ordinary Shares, as applicable, and (ii) cash, in each case as are issuable or payable, respectively, pursuant to this Article III in respect of shares of Company Common Stock for which Certificates or evidence of Book-Entry Shares have been properly delivered to the Exchange Agent. The deposit made by Parent or Merger Sub, as the case may be, pursuant to this Section 3.2(a) is hereinafter referred to as the "Exchange Fund." The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments provided for in Sections 3.1(c) and 3.1(d). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement; provided that Parent may direct the Exchange Agent to invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively; provided further, that no such investment or losses shall affect the cash consideration payable to holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional Parent ADSs as provided in Section 3.2(f) and Parent shall promptly provide additional funds to the Exchange Agent for the benefit of such holders entitled to receive such consideration in the amount of any loss. Any interest or other income resulting from such investments shall be (A) the property of Parent and (B) promptly paid to Parent. Parent shall, prior to the Effective Time, allot Parent Ordinary Shares referred to in Sections 3.1(c) on the terms and subject to the conditions set forth in this Agreement.

     (b) Payment Procedures.

          (i) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock at the Effective Time (A) a letter of transmittal specifying that

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     delivery of the Certificates shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) or evidence of Book-Entry Shares, as the case may be, to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company shall reasonably agree and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) and evidence of Book-Entry Shares in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered on the transfer books of the Company, subject to the receipt of appropriate documentation for such transfer). Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) or evidence of Book-Entry Shares to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Exchange Agent, the holder of such Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the applicable Merger Consideration (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate or Book-Entry Shares so surrendered will forthwith be cancelled and retired. No interest shall be paid, payable or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the cash and the number of Parent ADSs to be paid and issued upon due surrender of the Certificate or Book-Entry Shares may be paid to such a transferee if the Certificate or evidence of Book-Entry Shares formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

          (ii) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration shall be paid to the holder of any Certificates or Book Entry Shares not surrendered until such Certificates or Book Entry Shares, as applicable, are surrendered as provided in this Section 3.2. Following such surrender, in addition to the Merger Consideration, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (A) at the time of surrender, the amount of all dividends or other distributions with a record date after the Effective Time, which were either previously paid or payable on the date of such surrender with respect to such securities and (B) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such securities with a record date after the Effective Time and prior to surrender and with a payment date subsequent to such surrender.

For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including, without limitation, any not-for-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

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     (c) Transfers. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock on the first anniversary after the Effective Time shall be returned to Parent, the Surviving Corporation or another Affiliate of Parent, as may be designated by Parent or the Surviving Corporation. Any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "Affiliate" means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls such Person, and (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, provided that, for the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     (e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent (and upon such terms and subject to such conditions as Parent shall reasonably require), (i) the agreement by such Person to indemnify and hold harmless Parent, the Surviving Corporation and any of their respective Affiliates from and against any and all claims with respect to such Certificate and/or (ii) the posting by such Person of a bond in customary amount as indemnity against any and all such claims, the Exchange Agent or Parent (as the case may be) will issue, or cause to be issued, in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due surrender of the shares of Company Common Stock represented by such Certificate pursuant to this Agreement.

     (f) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent ADSs will be issued and any holder of shares of Company Common Stock entitled to receive a fractional Parent ADS but for this Section 3.2(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the net proceeds for the sale by the Exchange Agent on behalf of such holder of the aggregate fractional Parent ADS that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional Parent ADSs has been received by the Exchange Agent.

     (g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign tax law. If Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Awards in respect of which Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

     3.3. Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (including Book-Entry Shares) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock with respect to which appraisal rights have been perfected and not withdrawn in accordance with Section 262 of the DGCL, the "Dissenting Shares"), shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of such Dissenting Shares.

     (b) The Company shall give Parent prompt notice of, together with copies of, any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served on or otherwise received by the Company pursuant to the DGCL. Parent shall have the exclusive right to direct and control all negotiations and proceedings with respect to any and all such demands for appraisal. Without limiting, and in furtherance of, the foregoing, the Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or otherwise settle any such demands or (iii) waive any failure to properly make or effect any such demand for appraisal or other action required to perfect appraisal rights in accordance with the DGCL.

     3.4. Adjustments to Prevent Dilution. Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding Company Common Shares, or Parent Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, or Parent changes the number of Parent Ordinary Shares represented by a Parent ADS, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this Section 3.4.

                                   ARTICLE IV

                                   THE CLOSING
                                   -----------

     4.1. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. Eastern time on the third Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement, or
(ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the date on which the Closing occurs, the "Closing Date"). For purposes of this Agreement, the term "Business Day" means Monday, Tuesday, Wednesday and Thursday of each week, other than days on which banks are required or authorized by Law to close in Tel Aviv or New York City.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     5.1. Representations and Warranties of the Company. Except as set forth on the disclosure schedules delivered to Parent by the Company simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Schedules") and except as disclosed in the Company Reports filed prior to the date of this Agreement (other than disclosures in the "Risk Factors" or "Forward Looking Statements" sections of any such reports or other forward-looking statements set forth in such reports), the Company hereby represents and warrants to Parent and Merger Sub that:

     (a) Organization, Good Standing and Qualification. The Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Organizational Documents of the Company and each of Barr Laboratories, Inc., a Delaware corporation, PLIVA d.d., a Croatian corporation, and Duramed Pharmaceuticals, Inc., a Delaware corporation, in each case as amended and in effect. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person that is organized in Israel, nor does the Company or any of its Subsidiaries own or lease offices in Israel, have employees working for them in Israel or maintain inventory in Israel.

     As used in this Agreement, the term "Organizational Documents" means, with respect to any Person, the articles of incorporation, certificate of incorporation, articles of formation, certificate of formation, articles of association, memorandum of association, by-laws, operating agreement, limited liability company agreement or partnership agreement (or, in each case, any comparable governing instruments) of such Person.

     As used in this Agreement, the term "Subsidiary" means, with respect to any specified Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions) of such other Person is directly or indirectly owned or controlled by such specified Person or by one or more of its Subsidiaries or by such specified Person and any one or more of its Subsidiaries.

     As used in this Agreement, the term "Significant Subsidiary" means a "significant subsidiary" within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act").

     As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change, after the date hereof, in Law or United States generally accepted accounting principles ("U.S. GAAP") or interpretations thereof, (ii) general changes in economic or business conditions, or in the securities markets, (iii) changes in conditions affecting the generic pharmaceutical industry or the pharmaceutical industry generally, (iv) the execution, announcement and performance of this Agreement or the consummation of the transactions contemplated hereby or any actions taken, delayed or omitted to be taken by the Company pursuant to and in accordance with this Agreement or at the request of Parent or Merger Sub, (v) any decline in the trading price or trading volume of Company Common Stock, or (vi) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period shall not be considered when determining if a Company Material Adverse Effect has occurred, except in the case of the preceding clause (i), (ii) or
(iii) for such effects which have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole as compared to other companies in the pharmaceutical business; it being understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of Company Common Stock as described in the preceding clause (v), or such failure to meet internal projections or forecasts or third party predictions as described in the preceding clause (vi), as the case may be, may be the cause of, and may be deemed to be, a Company Material Adverse Effect.

     As used in this Agreement, the term "knowledge" or any similar formulation of knowledge shall mean actual knowledge of: (i) with respect to the Company, those individuals set forth in Section 5.1(a)-1 of the Company Disclosure Schedules; and (ii) with respect to Parent, those persons set forth in Section 5.2(a)-1 of the disclosure schedules delivered to the Company by Parent simultaneously with the execution and delivery of this Agreement (the "Parent Disclosure Schedules").

     (b) Capital Structure. The authorized capital stock of the Company consists of (A) 200,000,000 shares of Company Common Stock, of which 108,385,085 shares were issued and outstanding as of July 15, 2008, and (B) 2,000,000 shares of preferred stock, par value $1.00 per share, of the Company, none of which shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of: (x) each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, to the extent reflected in Section 5.1(b)(i) of the Company Disclosure Schedules (with such exceptions as noted therein), is owned by the Company or a direct or indirect wholly owned Subsidiary of the Company free and clear of any material Lien; and (y) each of the Company's Subsidiaries (other than the Company's Significant Subsidiaries) is duly authorized, validly issued, fully paid and, to the knowledge of the Company, nonassessable and, to the extent reflected in Section 5.1(b)(i) of the Company Disclosure Schedules (with such exceptions as noted therein), is owned by the Company or a direct or indirect wholly owned Subsidiary of the Company free and clear of any material Lien. As of July 15, 2008, there were 10,997,785 shares of Company Common Stock subject to outstanding Company Awards and 4,129,503 shares of Company Common Stock reserved for future Company Award grants under the Company 2007 Stock and Incentive Award Plan, the Barr Laboratories 2002 Stock and Incentive Award Plan, the Barr Laboratories 1993 Stock Incentive Plan, the Barr Laboratories 1993 Stock Option Plan for Non-Employee Directors, the Barr Laboratories 2002 Stock Option Plan for Non-Employee Directors, the Duramed 1986 Stock Option Plan, the Duramed 1998 Stock Option Plan, the Duramed 1991 Stock Option Plan for Non-Employee Directors, the Duramed 1997 Stock Option Plan, the Duramed 1999 Non-Employee Director Stock Plan, and the Duramed 2000 Stock Option Plan (collectively, the "Company Stock Plans"). Except as set forth in Section 5.1(b) of the Company Disclosure Schedules and other than Company Awards, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

     (c) Corporate Authority.

          (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, subject only to receipt of the Company Requisite Vote (assuming the accuracy of the representations and warranties set forth in Section 5.2(u)) and the Company Required Statutory Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (ii) Subject to Section 7.2, the board of directors of the Company has authorized and approved this Agreement and the Merger and other transactions contemplated hereby and has resolved to recommend that the stockholders of the Company adopt this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     (d) Governmental Filings; No Violations.

          (i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the European Commission Council Regulation (EC) 139/2004 (the "EC Merger Regulation"), the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and state securities, takeover and "blue sky" laws, (C) required to be made or given to, filed with or obtained from Governmental Entities by virtue of the jurisdictions in which the Company or its Subsidiaries conduct business or own any assets (collectively, with those filings and approvals set forth in Section 5.2(d)(i) of the Parent Disclosure Schedules, the "Foreign Antitrust Filings"), (D) set forth on Section 5.2(d)(i) of the Company Disclosure Schedules, and (E) required to be made with the New York Stock Exchange (the "NYSE") (items (B) through (D), inclusive, the "Company Required Statutory Approvals"), no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any United States or foreign federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity including, without limitation, the FDA and the DEA (each a "Governmental Entity"), in connection with the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for those that the failure to make or obtain are not, either individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company, (B) a breach or violation of, or a default under, any Organizational Document of any Significant Subsidiary of the Company, (C) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a Lien on the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party on ninety days or less notice ("Contracts") binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

     (e) Company Reports; Financial Statements.

          (i) The filings required to be made by the Company since December 31, 2005 under the Securities Act and the Exchange Act have been filed with the Securities and Exchange Commission (the "SEC"), including all material forms, registration, proxy and information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the statutes and the rules and regulations thereunder as in effect on the dates so filed (collectively, including any amendments of any such reports filed with the SEC by the Company prior to the date hereof, the "Company Reports"). None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) contained, when filed as finally amended or subsequently mailed to stockholders, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii) The consolidated financial statements of the Company and its Subsidiaries included in such Company Reports complied as of the effective or file dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on such dates. Each of the consolidated balance sheets included in or incorporated by reference into Company Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

          (iii) The management of the Company has (A) implemented (x) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and (B) disclosed to the Company's outside auditors and the audit committee of the board of directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. A summary of any of those disclosures made by management to the Company's auditors and audit committee since December 31, 2006 has been made available to Parent. Since December 31, 2007 (the "Audit Date"), there has not been any material change in the Company's internal control over financial reporting.

     (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the S-8 Registration Statement and the Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent ADSs in connection with the Merger (the "F-4 Registration Statement" and, together with the S-8 Registration Statement, the "Registration Statements") or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus relating to the Company Stockholder Meeting and any amendments or supplements thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder as in effect on such dates. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any Registration Statement.

     (g) No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in the Company's balance sheet under U.S. GAAP or the notes thereto, other than: (i) liabilities or obligations set forth in the unaudited consolidated balance sheet of the Company as of March 31, 2008 included in the Company Reports (the "Company Balance Sheet"); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2008; (iii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities and obligations under Contracts in effect as of the date hereof or entered into hereafter not in violation of the terms of this Agreement; and (v) liabilities or obligations that are not reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

     (h) Absence of Certain Changes. Since the Audit Date and prior to the date of this Agreement, except as expressly contemplated by this Agreement, the Company and its Subsidiaries taken as a whole have conducted their business in all material respects only in, and have not engaged in any material transaction other than according to, the Company's ordinary course of such business and there has not been: (i) any change in the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, or any other change, circumstance or event, that has had or would be reasonably likely to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any securities of the Company (other than regular quarterly dividends in the ordinary course of business); (iii) any change by the Company in accounting principles, practices or methods which is not permitted by U.S. GAAP; or (iv) any material increase in the compensation payable or that could become payable by the Company or any of its Significant Subsidiaries to officers or key employees or any material amendment of any of the Company Compensation and Benefit Plans that would have a material impact on the Company's or any of its Significant Subsidiaries' businesses, as applicable, other than increases or amendments in the ordinary course of business consistent with past practice.

     (i) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings, including without limitation any challenges to the Company or any of its Subsidiaries' patents under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984, by or before any Governmental Entity (collectively, "Litigation Claims"), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director (or any Person in a similar position) or executive officer of the Company or any of its Subsidiaries. This
Section 5.1(i) does not relate to employee benefits or ERISA matters, which are the subject of Section 5.1(j), or employee or labor matters, which are the subject of Section 5.1(o).

     (j) Employee Benefits.

          (i) For the purposes of this Agreement: (i) "Compensation and Benefit Plan" shall mean each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not; and (ii) "Company

     Compensation and Benefit Plan" shall mean each material Compensation and Benefit Plan under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits or to which contributions are made or otherwise required to be made, by the Company or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan. Section 5.1(i)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Compensation and Benefit Plans.

          (ii) The Company has provided or made available to Parent or its counsel each and every Company Compensation and Benefit Plan that is maintained in the United States (a "U.S. Company Plan"). As soon as practicable after the date of this Agreement (but in no event later than thirty (30) calendar days after such date), the Company shall make available to Parent or its counsel each and every other Company Compensation and Benefit Plan.

          (iii) Each U.S. Company Plan has been established and administered in accordance in all material respects with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law.

          (iv) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, each Company Compensation and Benefit Plan maintained outside of the United States has been established and administered in accordance with its terms, and in compliance with applicable Law.

          (v) Each Company Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and that its trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened litigation or other proceeding relating to the Company Compensation and Benefit Plans (other than routine claims for benefits).

          (vi) No Company Compensation and Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Compensation and Benefit Plan is a "multiemployer plan" as defined in
     Section 3(37) of ERISA, and to the knowledge of the Company, no events have occurred and no circumstances exist that have resulted in, or would reasonably be expected to result in, any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) being incurred by the Company or any of its Affiliates that remains unsatisfied.

          (vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (A) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any U.S. Company Plan; (B) increase any benefits otherwise payable under any U.S. Company Plan; or (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

          (viii) Each U.S. Company Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated (A) during the period commencing on January 1, 2005 and ending on December 31, 2006, in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, the Proposed Treasury Regulations promulgated under
     Section 409A of the Code, and (B) since January 1, 2007, in good faith compliance with Section 409A of the Code and the Final Treasury Regulations promulgated under Section 409A of the Code (or, to the extent applicable, IRS Notice 2005-1 or the Proposed Treasury Regulations promulgated under
     Section 409A of the Code).

     (k) Compliance with Laws.

          (i) Since January 1, 2006, the business of the Company and its Subsidiaries has not been conducted in violation of any United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), including, without limitation, the United States Food and Drug Administration (the "FDA"), the U.S. Drug Enforcement Administration (the "DEA"), the United States Department of Health and Human Services ("HHS"), Centers for Medicare and Medicaid Services ("CMS"), the HHS Office of Inspector General, and other Governmental Entity rules, regulations and policies, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, off label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable, except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to the Company's knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. No investigation or review (other than routine inspections by the FDA or any other Governmental Entity concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals) by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has, or has applied for, all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the agents, employees, vendors or suppliers of the Company or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. ss.1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency.

          (ii) The Company and its Subsidiaries and, to the knowledge of the Company, the directors, officers, agents and employees of the Company and its Subsidiaries, are in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

     (l) Anti-Takeover Statutes and Agreements.

          (i) Assuming the accuracy of the representations and warranties set forth in Section 5.2(u), no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover Law (each, including, without limitation, Section 203 of the DGCL, a "Takeover Statute") or any anti-takeover provision in any of the Organizational Documents of the Company is or will be applicable to this Agreement or any of the transactions contemplated by this Agreement. Without limiting, and in furtherance of, the foregoing, the Company and its board of directors have taken all actions necessary to cause this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) to be exempt from provisions of Section 203 of the DGCL.

          (ii) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound under, any rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill").

     (m) Environmental Matters. Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect: (i) the operations of the Company and its Subsidiaries are and since January 1, 2006, have been in compliance with all applicable Environmental Laws; (ii) each of the Company and its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required of it to operate as it currently operates under applicable Environmental Laws with respect to the properties and business of the Company and its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries have received any written environmental claim, notice or request for information concerning any violation or alleged violation by the Company or any of its Subsidiaries of any applicable Environmental Law, nor, to the Company's knowledge, is there any existing factual or legal basis that could reasonably be expected to result in any such claim; (iv) to the Company's knowledge, there has been no release or threat of release of any Hazardous Substances which could reasonably be expected to result in liability to the Company or any of its Subsidiaries at any of its or any of its Subsidiaries' current properties, as currently operated, or at any former properties or at any other property arising from its or any of its Subsidiaries' current or former operations; (v) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending against the Company or any of its Subsidiaries relating to compliance by the Company or any of its

Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of the Company or any of its Subsidiaries under any applicable Environmental Law; and
(vi) no Lien has been placed upon any of the Company's or the Subsidiaries' properties (whether owned, leased or managed) under any Environmental Law.

     Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.1(k)), the representations and warranties of the Company in this Section 5.1(m) constitute the sole representations and warranties of the Company with respect to any Environmental Law or Hazardous Substance.

     As used herein: (i) "Environmental Law" means any Law (including common law) relating to: (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety as affected by exposure to Hazardous Substances in the workplace or the environment; and (c) the regulation of the use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances; (ii) "Hazardous Substance" means any chemical, material or substance that is defined or regulated as such by any Environmental Law, including without limitation, petroleum, petroleum products, and Asbestos and Asbestos-Containing Materials in quantities regulated by any applicable Environmental Law; (iii) "Asbestos" includes chrysotile, amosite and crocidolite; tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof; and (iv) "Asbestos-Containing Material" means any material containing Asbestos, including, without limitation, any Asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains Asbestos in any chemical or physical form.

     (n) Tax Matters. Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect:

          (i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that the Company or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith; (C) with respect to all Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes pending or threatened in writing; and (E) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Subsidiaries, as disclosed in the Company Reports, for any material Taxes of the Company or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns.

          (ii) Neither the Company nor any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of credits or losses) other than customary provisions contained in credit or other commercial lending agreements, employment agreements, or arrangements with lessors, customers and vendors.

          (iii) None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) "closing agreement" as described in Code
     Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (C) intercompany transaction (as defined in Treasury regulations section 1502-13) made on or prior to the Closing Date.

          (iv) Each of the Company and its Subsidiaries has withheld and paid to the appropriate Taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of such Taxes.

          (v) In the past five years, neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent was the Company).

          (vi) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (vii) Neither the Company nor any of its Subsidiaries has any requests for rulings in respect of Taxes pending between the Company or any Subsidiary and any Tax authority.

          (viii) Neither the Company nor any of its Subsidiaries has during the last five years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (ix) Neither the Company nor any of the Subsidiaries has at any time, participated in a "listed transaction" or "reportable transaction" each as defined in Section 6011 of the Code and the regulations thereunder. No IRS Form 8886 has been filed by the Company or any Subsidiary.

          (x) Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

          (xi) As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes,") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

     (o) Labor Matters.

          (i) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have (A) been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, occupational safety and health, workers' compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, and Laws that could require overtime to be paid to any current or former employee of the Company and its Subsidiaries and (B) met all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of I-9, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No employee has, to the knowledge of the Company, threatened to bring a material claim for unpaid compensation or employee benefits, including overtime amounts.

          (ii) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to its United States employees and, to the knowledge of the Company, there are not any activities and proceedings of any labor union to organize any such employees.

          (iii) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2006 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. No notices, reports, registrations or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any works council, labor union or similar entity or governing body in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those notices, reports, registrations or other filings, the failure of which to make, obtain or file would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

     (p) Intellectual Property. Except as set forth in Section 5.1(p) of the Company Disclosure Schedules:

          (i) The Company and each of its Subsidiaries owns or is licensed or otherwise possesses sufficient rights to use and enforce all Intellectual Property Rights material to the operations of its business as currently conducted (all such Intellectual Property Rights, together with all Intellectual Property Rights to which the Company or any of its Subsidiaries has been granted any license or other rights, collectively "Company Intellectual Property Rights"). "Intellectual Property Rights" shall mean: patents, patent applications of any kind (including, without limitation, divisions, continuations, continuations in part and renewal applications), inventions, discoveries and invention disclosures (whether or not patented), and any renewals, extensions, re-examinations, supplementary protection certificates or reissues thereof, in any jurisdiction (collectively, "Patents"); rights in registered and unregistered trademarks, trade names, service marks, brand names, certification marks, trade dress, logos, domain names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, "Trademarks"); know-how, nonpublic information, trade secrets and confidential or proprietary information; published and unpublished writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof (collectively, "Copyrights"); any and all other intellectual property or proprietary rights relating to any of the foregoing.

          (ii) Except for such matters that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (A) the use or practice of any Intellectual Property Rights by the Company or its Subsidiaries, or the conduct of their business as currently conducted, does not conflict with, infringe upon, misuse, violate or constitute a misappropriation of any right, title, interest or goodwill in or to any, Intellectual Property Right of any other Person and (B) except with respect to ANDAs filed in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither the Company nor any of its Subsidiaries has received written notice of any claim that, or otherwise has any knowledge that, any Company Intellectual Property Right is invalid or unenforceable, or conflicts with the asserted Intellectual Property Right of any other Person, or is being infringed upon, misused, violated or misappropriated by any other Person. To the knowledge of the Company, no court has ruled or otherwise held that any of the Patents owned by the Company or any of its Subsidiaries that is listed in the U.S.

     Food and Drug Administration's book of "Approved Drug Products with Therapeutic Equivalence Evaluations" (the "Orange Book") that claims or covers any drug product sold by the Company or any of its Subsidiaries is
     (A) invalid or unenforceable or (B) not infringed by any generic pharmaceutical product that is the subject of any ANDA filed in the United States or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States.

          (iii) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, no Company Intellectual Property Right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

          (iv) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigation Claims which (A) restrict the Company's or any of its Subsidiaries' right to use any Company Intellectual Property Rights, or (B) restrict the Company's or any of its Subsidiaries' businesses in any manner in order to accommodate any Person's Intellectual Property Right.

          (v) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, to the Company's knowledge, no Person conflicts with, infringes upon, violates or otherwise misappropriates any Company Intellectual Property Right, and, as of the date hereof, except as set forth on Section 5.1(p)(v) of the Company Disclosure Schedules, there are no such actions, suits or proceedings pending, or to the Company's knowledge, threatened, by the Company or any of its Subsidiaries.

     (q) Title to Properties. The Company and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, "Liens"), except for Permitted Liens or other imperfections of title, if any, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All leases pursuant to which the Company and each of its Subsidiaries leases from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute such a default) that, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

     Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties in this Section 5.1(q) shall not apply with respect to title to Intellectual Property Rights, which is exclusively addressed in Section 5.1(p).

     As used in this Agreement, the term "Permitted Liens" means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by an appropriate action, suit, hearing, claim, investigation, arbitration or proceeding and are adequately reserved as shown on the Company Balance Sheet;
(ii) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings; (iii) public roads and highways; (iv) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; and (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements.

     (r) Contracts. Neither the Company nor any of its Subsidiaries is in breach or default under any of its Contracts or has received written notice or claims of such a breach or default, nor, to the knowledge of the Company, is any other party to any such contracts in breach or default thereunder, except in each case in such a manner as, either individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Each Contract to which the Company or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is valid and in full force and effect, binding upon the Company or such Subsidiary in accordance with its terms, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with its terms, except where the failure to be valid and in full force and effect or not binding, either individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract that contains covenants materially limiting the freedom, ability or right of any Affiliate of the Company (other than its Subsidiaries), to (i) engage in any line of business, (ii) offer, sell, supply or distribute any product or service, (iii) compete with any Person or in any geographic area or (iv) otherwise operate or expand such Affiliate's business.

     (s) Product Liability. No product liability claims have been asserted in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, except for claims that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. There is no judgment, order or decree outstanding against the Company or any of its Subsidiaries relating to product liability claims or assessments except for judgments, orders or decrees that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (t) Insurance. The Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries. All of such insurance policies are in full force and effect (except for those policies that have expired by their terms), and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies, except where the failure to be in full force and effect, and except for such defaults that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (u) Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 5.2(u), the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for such vote and entitled to vote thereon (the "Company Requisite Vote") is the only vote of the holders of any class or series of capital stock of the Company that is or will be necessary for the adoption of this Agreement by the Company and the transactions contemplated hereby (including, without limitation, the Merger) or for the Company to consummate such transactions.

     (v) Transactions with Affiliates. The Company has no knowledge that any current officer, director or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any material interest in any material property used by the Company or its Subsidiaries or is a Person that is a party to any Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act.

     (w) Brokers and Finders. Except for Banc of America Securities LLC (the "Company Advisor"), neither the Company nor any of its Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement. The Company has made available to Parent a true and complete copy of its engagement letter (including all amendments thereto) with the Company Advisor, which engagement letter (as so amended) sets forth the fees of the Company Advisor payable by the Company and its Affiliates in connection with the transactions contemplated by this Agreement.

     (x) Opinion of Financial Advisor. The Company's board of directors has received an opinion from the Company Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock.

     (y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

     5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Disclosure Schedules and except as disclosed in the Parent Reports filed prior to the date of this Agreement (other than disclosures in the "Risk Factors" or "Forward Looking Statements" sections of any such reports and other forward-looking statements set forth in such reports), Parent and Merger Sub hereby represent and warrant to Company that:

     (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub and each of the Parent's Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent, Merger Sub and the Parent's Significant Subsidiaries has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Organizational Documents of Parent, the Parent's Significant Subsidiaries and Merger Sub, each as amended and in effect. The Organizational Documents of Parent, each of the Parent's Significant Subsidiaries and Merger Sub so made available to the Company are in full force and effect.

     As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change, after the date hereof, in Law or U.S. GAAP or interpretations thereof, (ii) general changes in economic or business conditions, or in the securities markets, (iii) changes in conditions affecting the generic pharmaceutical industry or the pharmaceutical industry generally, (iv) the execution, announcement and performance of this Agreement or the consummation of the transactions contemplated hereby or any actions taken, delayed or omitted to be taken by Parent or Merger Sub pursuant to and in accordance with this Agreement or at the request of the Company, (v) any decline in the trading price or trading volume of the Parent Ordinary Shares or Parent ADSs, or (vi) any failure by Parent to meet internal projections or forecasts or third party revenue or earnings predictions for any period shall not be considered when determining if a Parent Material Adverse Effect has occurred, except in the case of the preceding clause (i), (ii) or (iii) for such effects have a materially disproportionate impact on Parent and its Subsidiaries taken as a whole as compared to other companies in the pharmaceutical business; it being understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of Parent Ordinary Shares or Parent ADSs as described in the preceding clause (v), or such failure to meet internal projections or forecasts or third party predictions as described in the preceding clause (vi), as the case may be, may be the cause of, and may be deemed to be, a Parent Material Adverse Effect.

     (b) Capital Structure. The authorized share capital of Parent consists of 1,499,575,693 ordinary shares, 424,247 class "A" ordinary shares and 60 deferred shares, of which 813,403,119 Parent Ordinary Shares, including 616,617,983 Parent Ordinary Shares represented by 616,617,983 outstanding Parent ADSs, were outstanding as of the close of business on July 15, 2008. One Parent ADS represents one Parent Ordinary Share. All of the issued and outstanding Parent Ordinary Shares and Parent ADSs have been, and all Parent ADSs representing Parent Ordinary Shares which are to be issued pursuant to the Merger have been duly authorized and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable and are not subject to any preemptive or similar right. Each of the outstanding shares of capital stock, ownership interests or other securities of each of the Parent's Significant Subsidiaries and Merger Sub is duly authorized, validly issued, fully paid and, to the knowledge of Parent, nonassessable and is owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Lien, except for Liens that are not reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Except pursuant to Parent's stock plans (collectively, the "Parent Stock Plans"), as set forth in Section 5.2(b) of the Parent Disclosure Schedules, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock, ownership interests or other securities of Parent or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights authorized, issued or outstanding.

     (c) Corporate Authority.

          (i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of the Agreement, the transactions contemplated hereby, subject only to receipt of the approval of Parent as the sole stockholder of Merger Sub and the Parent Required Statutory Approvals. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (ii) The Boards of Directors of Parent and Merger Sub have authorized and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger). Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     (d) Governmental Filings; No Violations.

          (i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2 and (B) required to be made under the HSR Act, the EC Merger Regulation, the Securities Act, the Exchange Act and state securities and "blue sky" laws (including, without limitation, the filing of a Registration Statement on Form F-6 with respect to the Parent ADRs to be issued in connection with the Merger), (C) required to be made with the Israeli Securities Authority ("ISA"), (D) required to be made with the Tel Aviv Stock Exchange Ltd. ("TASE"), (E) required to be made with the Nasdaq Global Select Market System of The Nasdaq Stock Market, Inc. ("Nasdaq") and (F) required to be made or given to, filed with or obtained from Governmental Entities by virtue of the jurisdictions in which the Parent or its Subsidiaries conduct business or own any assets (items (B) through (F), inclusive, the "Parent Required Statutory Approvals"), no notices, reports, registrations or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub, (B) breach or violation of, or a default under, the Organizational Documents of any Significant Subsidiary of Parent, (C) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a Lien on the assets of Parent Merger Sub or any of Parent's Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent, Merger Sub or any of Parent's Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Merger Sub or any of Parent's Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that would not, either individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

     (e) Parent Reports; Financial Statements.

          (i) The filings required to be made by Parent since December 31, 2005 under the Securities Act and the Exchange Act have been filed with the SEC, including all material forms, information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder as in effect on the dates so filed (collectively, including any amendments of any such reports filed with or furnished to the SEC by Parent prior to the date hereof, the "Parent Reports"). None of the Parent Reports (in the case of Parent Reports filed or furnished pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Parent Reports (in the case of Parent Reports filed or furnished pursuant to the Exchange Act) contained, when filed as finally amended or subsequently mailed to stockholders, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii) The consolidated financial statements of the Parent and its Subsidiaries included in such Parent Reports complied as of the effective or file dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on such date. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and of consolidated statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein. The management of Parent has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the management of Parent by others within those entities; and Parent has designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under its supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Parent qualifies as a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act.

     (f) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in
(i) any Registration Statement or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. When filed, the Registration Statements will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder as in effect on such dates. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any Registration Statement.

     (g) No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in Parent's balance sheet under U.S. GAAP or the notes thereto, other than: (i) liabilities or obligations set forth in the unaudited consolidated balance sheet of Parent as of March 31, 2008 included in the Parent Reports (the "Parent Balance Sheet"); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2008; (iii) liabilities or obligations incurred in connection with the transactions contemplated by this

Agreement and (iv) liabilities and obligations under Contracts in effect as of the date hereof not in violation of the terms of this Agreement; and (v) liabilities or obligations that are not reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

     (h) Absence of Certain Changes. Since the Audit Date and prior to the date of this Agreement, except as expressly contemplated by this Agreement, Parent and its Subsidiaries taken as a whole have conducted their business in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of Parent and its Subsidiaries, or any other change, circumstance or event, that has had or would be reasonably likely to have a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent or any repurchase, redemption or other acquisition by Parent or any Subsidiary of any securities of Parent (other than regular quarterly dividends in the ordinary course of business); or (iii) any change by Parent in accounting principles, practices or methods which is not permitted by U.S. GAAP.

     (i) Litigation. As of the date of this Agreement, there are no Litigation Claims pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director (or any Person in a similar capacity) or executive officer of Parent or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

     (j) Compliance with Laws.

          (i) Since January 1, 2006, the business of Parent and its Subsidiaries has not been conducted in violation of any Laws, including without limitation, the FDA, the DEA, the HHS, the CMS, the HHS Office of Inspector General, and other Governmental Entity rules, regulations and policies, including without limitation relating to state or federal anti-kickback sales and marketing practices, off-label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable, except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to Parent's knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. No investigation or review (other than routine inspections by the FDA or any other Governmental Entity concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals) by any

     Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent, any of its Subsidiaries nor, to the knowledge of Parent, any of the agents, employees, vendors or suppliers of Parent or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. ss.1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency.

          (ii) Except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, each Parent Compensation and Benefit Plan has been established and administered in accordance with its terms, and in compliance with applicable Law. For purposes of this Section 5.2(j)(ii), the term "Parent Compensation and Benefit Plan" shall mean each material Compensation and Benefit Plan under which any past or present director, officer, employee, consultant or independent contractor of the Parent or any of its Subsidiaries has any present or future right to benefits or to which contributions are made or otherwise required to be made, by the Parent or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan.

     (k) Tax Matters. Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Parent Material Adverse Effect, Parent and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects;
(ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that Parent or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith; (iii) with respect to all Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes pending or threatened in writing (v) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Parent and its Subsidiaries, as disclosed in the Parent Reports, for any material Taxes of Parent or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return. Neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any facts or circumstances that would prevent the Merger from qualifying as a 368 Reorganization. Parent is not a passive foreign investment company as defined under Sections 1291 and 1298 of the Code.

     (l) Intellectual Property. Except as set forth in Section 5.2(l) of the Parent Disclosure Schedules:

          (i) Parent and each of its Subsidiaries owns or is licensed or otherwise possesses sufficient rights to use and enforce all Intellectual Property Rights material to the operations of its business as currently conducted (all such Intellectual Property Rights, together with all Intellectual Property Rights to which Parent or any of its Subsidiaries has been granted any license or other rights, collectively "Parent Intellectual Property Rights").

          (ii) Except for such matters that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, (A) the use or practice of any Intellectual Property Rights by Parent or its Subsidiaries, or the conduct of their business as currently conducted, does not conflict with, infringe upon, misuse, violate or constitute a misappropriation of any right, title, interest or goodwill in or to any, Intellectual Property Right of any other Person and (B) except with respect to ANDAs filed in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither Parent nor any of its Subsidiaries has received written notice of any claim that, or otherwise has any knowledge that, any Parent Intellectual Property Right is invalid or unenforceable, or conflicts with the asserted Intellectual Property Right of any other Person, or is being infringed upon, misused, violated or misappropriated by any other Person. To the knowledge of Parent, no court has ruled or otherwise held that any of the Patents owned by the Parent or any of its Subsidiaries that is listed in the Orange Book that claims or covers any drug product sold by Parent or any of its Subsidiaries is (A) invalid or unenforceable or (B) not infringed by any generic pharmaceutical product that is the subject of any ANDA filed in the United States or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States.

          (iii) Except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, no Parent Intellectual Property Right will terminate or cease to be a valid right of the Parent by reason of the execution and delivery of this Agreement by Parent, the performance of Parent of its obligations hereunder, or the consummation by Parent of the transactions contemplated by this Agreement.

          (iv) Except for such matters that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigation Claims which (A) restrict Parent's or any of its Subsidiaries' right to use any Parent Intellectual Property Rights, or (B) restrict the Parent's or any of its Subsidiaries' businesses in any manner in order to accommodate any Person's Intellectual Property Right.

          (v) Except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, to the Parent's knowledge, no Person materially conflicts with, infringes upon, violates or otherwise misappropriates any material Parent Intellectual Property Right, and, to Parent's knowledge, there are no such actions, suits or proceedings threatened or pending by Parent or any of its Subsidiaries.

     (m) Title to Properties. Parent and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all Liens, except for Permitted Liens or other imperfections of title, if any, that, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. All leases pursuant to which Parent and each of its Subsidiaries leases from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party (or any event which with notice or lapse of time, or both, would constitute such a default) that, either individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect.

     Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties in this Section 5.2(m) shall not apply with respect to title to Intellectual Property Rights, which is exclusively addressed in Section 5.2(l).

     (n) Contracts. None of Parent and nor any of its Subsidiaries is in breach or default of any of its Contracts that are material to Parent and its Subsidiaries, taken as a whole, and has not received written notice or claims of such a breach or default, nor, to the knowledge of Parent, is any other party to any such contracts in breach or default thereunder, except in each case in such a manner as, either individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect. Each Contract to which Parent or any of its Subsidiaries is a party or by which it is bound, which is material to Parent and its Subsidiaries, taken as a whole, and that has not expired or terminated by its terms is valid and in full force and effect, binding upon Parent or such Subsidiary in accordance with its terms, and, to the knowledge of Parent, binding upon the other parties thereto in accordance with its terms, except where the failure to be valid and in full force and effect or not binding, either individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

     (o) Product Liability. As the date hereof, no product liability claims have been asserted in writing against Parent or any of its Subsidiaries or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by Parent or any of its Subsidiaries, except for claims that, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. There is no judgment, order or decree outstanding against Parent or any of its Subsidiaries relating to product liability claims or assessments, except for judgments, orders or decrees that, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

     (p) Brokers and Finders. Except for Lehman Brothers Inc., the fees, commissions and expenses of which will be paid by Parent, neither Parent, Merger Sub nor any of their respective Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which the Company (other than the Surviving Corporation from and after the Effective Time) would be liable.

     (q) Financial Capability. Parent has the financial capacity to perform and to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, and Parent has currently available cash or cash equivalents that, together with committed bank lines of credit, are sufficient to permit Parent to fund the cash portion of the Merger Consideration set forth in Article III and any other amounts payable by Parent, Merger Sub or the Surviving Corporation as provided in this Agreement.

     (r) Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All outstanding shares of capital stock of Merger Sub are owned directly or indirectly by Parent.

     (s) No Vote Required. No vote of holders of Parent Ordinary Shares or Parent ADSs is required in connection with Parent's or Merger Sub's execution and delivery of this Agreement or their respective consummation of the transactions contemplated hereby.

     (t) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

     (u) Interested Stockholder. Neither Parent nor any of its Subsidiaries is or has been at any time during the past three years an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

     6.1. Covenants of the Company. The Company covenants and agrees as to itself and its Subsidiaries that, from and after the date hereof and continuing until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as described in Section 6.1 of the Company Disclosure Schedules,
(iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

     (a) the Company shall conduct its business only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates and
(iv) take such actions as are reasonable to prosecute, maintain and enforce all Company Intellectual Property Rights in all material respects;

     (b) the Company shall not (i) amend any of its Organizational Documents or amend in any material respect any of the Organizational Documents of any of its Subsidiaries; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary (for purposes of this clause (b), "wholly-owned Subsidiary" shall include any Subsidiary in which the Company owns, directly or indirectly, at least 90% of the outstanding voting securities)) or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under Company Compensation and Benefit Plans as in effect on the date hereof, including for purposes of Company Stock Plans);

     (c) except as otherwise provided in Section 6.1(h) below, neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than shares of Company Common Stock issuable pursuant to options or stock appreciation rights (whether or not vested) under the Company Stock Plans as in effect on the date hereof);

     (d) neither the Company nor any of its Subsidiaries shall, other than in the ordinary course of business (including out-bound licenses consistent with past practices) and other than transactions or one or more series of transactions, whether or not related, not in excess of $25,000,000 in the aggregate, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries);

     (e) neither the Company nor any of its Subsidiaries shall, other than in the ordinary course of business (including in-bound licenses consistent with past practices), by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $25,000,000 in the aggregate in any calendar year;

     (f) neither the Company nor any of its Subsidiaries shall, other than in the ordinary course of business, in each case in a manner that is material and adverse to the Company and its Subsidiaries taken as a whole, (i) modify, amend, or terminate any Contract that is material to the Company and its Subsidiaries taken as a whole, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of the Company, or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries;

     (g) neither the Company nor any of its Subsidiaries shall (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, or (ii) accelerate or delay collection of notes or material accounts receivable in advance of or beyond their regular due dates, other than in the ordinary course of business;

     (h) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees, except for (i) increases to any employee who does not hold the title of Senior Director or above of the Company or any of its Subsidiaries occurring in the ordinary course of business (which shall include periodic performance reviews, related compensation and benefit increases, the grant of annual bonuses and annual equity awards in the form of options or stock appreciation rights in each case with an exercise price equal to or in excess of fair market value of the securities issuable upon exercise thereof, the payment of annual bonuses, and any of the foregoing that normally result from the promotion of any officers and employees), (ii) annual reestablishment of Company Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of such party and its Subsidiaries (which shall include the ability to renew employment agreements in the ordinary course of business), (iii) actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans or agreements existing as of the date hereof, or (iv) actions otherwise required pursuant to this Agreement or applicable Law or U.S. GAAP; provided that nothing in Section 6.1 shall prevent the Company or any of its Subsidiaries from hiring or terminating any officers or employees in the ordinary course of business;

     (i) the Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party and its Subsidiaries in the ordinary course of business consistent with past practice;

     (j) except in the ordinary course of business or as may be required by applicable Law and except to the extent required by U.S. GAAP as advised by such party's regular independent accountants, neither the Company nor any of its Subsidiaries shall change any accounting principle, practice or method in any material respect in a manner that is inconsistent with past practice;

     (k) the Company and each of its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all taxes due and payable as shown in such Tax Returns that are so filed, (iii) promptly notify Parent of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision that would reasonably be likely to have a Company Material Adverse Effect on the Tax liabilities or other Tax attributes of the Company or its Subsidiaries;

     (l) neither the Company nor any of its Subsidiaries shall make any material Tax election or settle or compromise any material Tax liability;

     (m) neither the Company nor any of its Subsidiaries shall enter into any Contract that purports to limit or prohibit in any respect the Company or any of its Affiliates (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person, except such a Contract (i) entered into in the ordinary course of business (including licenses entered into consistent with past practice) and
(ii) that does not bind any Affiliates of the Company (other than its Subsidiaries) in a material and adverse manner;

     (n) except as set forth in Section 6.1(n) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries shall consent to a settlement of, or the entry of any judgment arising from, any Litigation Claim (or related Litigation Claims in the aggregate) if such settlement or judgment
(i) requires from the Company or any of its Subsidiaries a payment in an amount in excess of $10,000,000 in any calendar year or (ii) limits or prohibits in any respect the Company or any of its Subsidiaries (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person;

     (o) neither the Company nor any of its Subsidiaries shall incur, assume or guarantee any indebtedness, except for indebtedness (i) under that certain Credit Agreement, dated as of June 19, 2008, among Barr Laboratories, Inc., a Delaware corporation and a Subsidiary of the Company, the Company, as a guarantor along with certain Subsidiaries of the Company, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent (as such Credit Agreement is in effect as of the date hereof) and (ii) under that certain Credit Agreement, dated as of July 21, 2006, among Barr Laboratories, Inc., and the Company, and certain Subsidiaries from time to time party thereto, as guarantors, Bank of America, N.A., as Administrative Agent and L/C issuer, and the other lenders party hereto (as such Credit Agreement is in effect as of the date hereof);

     (p) neither the Company nor any of its Subsidiaries shall mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any material Liens thereupon;

     (q) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, (i) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (ii) have a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement; or

     (r) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

     6.2. Covenants of Parent. Parent covenants and agrees as to itself and its Subsidiaries (as applicable) that, from and after the date hereof and continuing until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as described in Section 6.2 of the Parent Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

     (a) each of Parent and its Subsidiaries shall conduct its business only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain in effect all material governmental permits pursuant to which it currently operates and (iv) maintain and enforce all Parent Intellectual Property Rights;

     (b) Parent shall not (i) amend its Memorandum or Articles of Association or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement or (ii) split, combine or reclassify its outstanding shares of capital stock without adjusting the Merger Consideration pursuant to Section 3.4.

     (c) Parent shall not and shall cause its Significant Subsidiaries not to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

     (d) neither Parent nor any of its Subsidiaries will declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than (i) dividends from direct or indirect wholly owned Subsidiaries of Parent or any of its Subsidiaries to Parent or any of its other wholly owned Subsidiaries, or (ii) regular quarterly dividends declared and paid in the ordinary course of business, with such increases or decreases, from time to time, in amounts that are consistent with past practice;

     (e) Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, (i) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or
(ii) have a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement;

     (f) Parent shall not take any action to cause the Parent Ordinary Shares to cease to be admitted to trading on the TASE or the Parent ADSs evidenced by Parent ADRs to cease to be eligible for quotation on Nasdaq; or

     (g) neither Parent nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

     6.3. No Control of Other Party's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS
                              ---------------------

     7.1. Access. The Company and Parent agree that upon reasonable notice, and except as may otherwise be required or restricted by (i) applicable Law or (ii) any binding agreement entered into prior to date of this Agreement, each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers, properties, books and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and Litigation Claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub in this Agreement. Neither the Company or Parent nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege thereof or contravene any Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement; provided that such party shall use its reasonable best efforts to obtain contractual waivers and consents and implement requisite procedures to enable the provision of access and disclosure without such violations, prejudices or contraventions. All requests for information made pursuant to this Section 7.1 shall be directed to an executive officer of Parent or the Company, as applicable, or its financial advisors or such other Person as may be designated by either of its executive officers. All such information disclosed pursuant to this Section 7.1 shall be subject to the terms of the Confidentiality Agreement.

     7.2. Acquisition Proposals. The Company shall not, nor shall it give permission to or authorize any of its Subsidiaries, or any officer, director, employee, agent or representative (including accountants, attorneys and investment bankers) of the Company or any of its Subsidiaries (collectively, the "Representatives") to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, transfer or purchase of the assets or equity securities of the Company or any of its Subsidiaries, in each case comprising 20% or more in value of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (iii) any purchase or sale of, or tender offer or exchange offer for, 20% or more of the outstanding shares of Company Common Stock (any such proposal or offer (other than a proposal or offer by Parent) being hereinafter referred to as an "Acquisition Proposal"). The Company shall not, nor shall it give permission to or authorize any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions (other than discussions that only refer to this Section 7.2 and the Company's agreement not to engage in further discussions) with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, (b) withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, (c) approve, recommend, endorse or resolve to approve, recommend or endorse an Acquisition Proposal or (d) enter into any letter of intent or similar document contemplating, or enter into any agreement (other than a confidentiality agreement entered into in accordance with clause (A) below) with respect to, an Acquisition Proposal; provided however that: at any time prior to obtaining the Company Requisite Vote the board of directors may withhold, withdraw, qualify or modify its recommendation or declaration of advisability of the Merger or this Agreement for any reason (any such action, a "Change of Recommendation") if (i) the Company's board of directors shall have determined in good faith, after consultation with outside counsel to the Company, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (ii) the Company has provided Parent with at least three (3) Business Days' prior written notice of such Change of Recommendation; provided, further, that nothing contained in this Agreement shall prevent the board of directors of the Company or its Representatives from (A) furnishing information to a third party in response to an unsolicited bona fide written Acquisition Proposal by such third party pursuant to a confidentiality agreement containing terms and conditions that are no less favorable to the Company than those set forth in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement), (B) engaging in discussions or negotiations with such third party, (C) following receipt of a bona fide unsolicited written Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14D-9 under the Exchange Act provided that neither the Company nor its board of directors shall make or effect a Change in Recommendation in connection with such Acquisition Proposal unless permitted by the first proviso of this sentence (it being understood that any "stop, look and listen" communication by the Company or the board of directors pursuant to Rule 14d-9(f) under the Exchange Act shall not be considered a Change of Recommendation); (D) following receipt of a bona fide unsolicited written Acquisition Proposal, recommending such an Acquisition Proposal to its stockholders or adopting an agreement relating to such Acquisition Proposal, (E) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction and/or (F) making any disclosure or filing, in its reasonable judgment based upon the advice of outside counsel, that is required by Law in the event that, in each case referred to in the foregoing clauses (A), (B) and (D); (1) the Company Requisite Vote shall not have been obtained, (2) the board of directors of the Company shall have concluded in good faith that such bona fide unsolicited written Acquisition Proposal, is in the case of clause (A), (B) or (D), a Superior Proposal or, in the case of clauses (A) or (B) is reasonably expected to result in a Superior Proposal, and (3) the Company's board of directors determines in good faith, based upon the advice of outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law. At least three (3) Business Days prior to taking any of the actions referred to in (D) above, the Company shall provide written notice to Parent advising Parent that it intends to take such action and which written notice shall specify the material terms and conditions of such Acquisition Proposal or Superior Proposal. For a period of not less than three (3) Business Days after receipt by Parent from the Company of such notice, the Company shall, if so requested in writing by Parent, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such other Acquisition Proposal (if determined by the Company's board of directors to be a Superior Proposal in accordance with this Section 7.2) would no longer constitute a Superior Proposal.

     The Company will promptly (and in any event within one day) notify Parent in writing, of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Acquisition Proposal, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any material non-public information concerning the Company that it delivers to any other Person that was not previously provided to Parent. The Company shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal (including modifications or proposed modifications thereto).

     Without prejudice to any actions permitted to be taken by the Company pursuant to the first paragraph of this Section 7.2, the Company agrees that it will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. In addition, the Company shall promptly request that each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company in accordance with such confidentiality agreement. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken by the Company in this Section 7.2.

     Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this
Section 7.2 and Section 9.5(b) and make a copy of this Section 7.2 and Section 9.5(b) available to a third party.

     "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal to acquire, directly or indirectly fifty percent (50%) or more of the Company Common Stock then outstanding or a majority of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, and otherwise on terms which the Company's board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal, and the third party making the proposal, and the likelihood and timing of the completion of the transaction or transactions (compared to the transaction contemplated by this Agreement) if consummated, to be more favorable to the Company's stockholders than the Merger and any revised terms thereof proposed by Parent.

     Without limiting the foregoing, it is agreed that any breach or violation of the provisions of this Section 7.2 by the Company or any of its Subsidiaries or Affiliates or its or their respective directors (or persons in similar positions), officers or employees, whether or not such

Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.2 by the Company.

     7.3. Stockholders Meeting. The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene a meeting of holders of shares of Company Common Stock (the "Company Stockholders Meeting") as promptly as reasonably practicable after the Proxy Statement/Prospectus is mailed to its stockholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger). Except as otherwise expressly permitted by
Section 7.2 the Company's board of directors shall recommend such approval and take all lawful action to solicit such approval. Notwithstanding any change or withdrawal by the Company's board of directors of such recommendation or of its declaration of advisability of the Merger and adoption of this Agreement (including any Change of Recommendation), unless this Agreement is terminated in accordance with its terms, this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) shall be submitted to the Company's stockholders at a meeting of holders of shares of Company Common Stock in accordance with this Section 7.3 to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     7.4. Filings; Other Actions; Notification. (a) Each party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and with the European Commission any notifications required to be filed under the EC Merger Regulation and (ii) the appropriate Governmental Entity each of the Foreign Antitrust Filings, in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby. Each party hereto will use reasonable best efforts to make the filing under the HSR Act, and to make filings under the EC Merger Regulation and any additional Foreign Antitrust Filings, as promptly as reasonably practicable after the date hereof. Each party hereto will use reasonable best efforts to respond on a timely basis to any requests for additional information made by any such agency. The fees associated with all such filings shall be borne equally by Parent and the Company.

     (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including without limitation (i) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all Company Required Statutory Approvals or Parent Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from any works counsel, labor union or similar entity or governing body, and (ii) in the case of the Company and its Subsidiaries and in connection with any contemplated Divestiture, if any, providing to any third party who has entered into a confidentiality agreement containing terms and conditions that are no less favorable to the Company than those set forth in the Confidentiality Agreement, such information concerning, and access to, the Company and its business, properties or assets as may reasonably be requested by Parent. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, "Legal Privilege"), Parent and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable. Parent and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other's advisors in advance and taken into account any reasonable comments and requests of the other party and their advisors. Where permitted by the governmental antitrust authority, Parent and Company will allow the other's advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

     (c) Subject to applicable Laws and the preservation of any applicable Legal Privilege, the Company and Parent each shall, upon request by the other, use commercially reasonable efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any Divestiture, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

     (d) Subject to any confidentiality obligations and the preservation of any Legal Privilege, the Company and Parent each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated hereby.

     (e) Subject to the provisions of Sections 7.2, 7.4(b) and 7.4(f), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (f) In furtherance and not in limitation of the covenants of the parties contained in paragraphs (a)-(e) of this Section 7.4, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law (as defined below) or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall take all actions necessary to resolve any such objections or suits (or threatened suits) so as to permit consummation of the transactions contemplated by this Agreement to close as soon as reasonably practicable and in any event no later than the Termination Date (as extended), including, without limitation, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate, divest or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate, divestiture or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits (or threatened suits) (collectively, "Divestitures"); provided, that, any obligation to make or agree to make a Divestiture by the Company or any of its Subsidiaries may, at the Company's option, be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder. Without limitation to the terms of Sections 7.4(b) and (c), to the extent not prohibited by applicable Law, Parent shall keep the Company apprised of material communications regarding proposed remedies to any objections that may be expressed by the FTC, the Justice Department or comparable foreign Governmental Entities and will consult with the Company and give due consideration to its views with respect to any possible Divestiture plans; provided, however, that following the date hereof, Parent shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Parent, the Company, or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to resolve such objections or suits. Notwithstanding anything in this Agreement to the contrary, in no event shall any of Parent, Merger Sub, the Company or their respective Affiliates be required to make or agree to make a Divestiture or to take or agree to take any action, that, individually or together with any other such actions, would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or an effect of similar magnitude (in terms of absolute effect and not proportion) on Parent and its Subsidiaries. "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other federal, state and foreign, if any, Laws that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     7.5. Proxy Statement/Prospectus; F-4 Registration Statement. (a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials relating to the Company Stockholders Meeting (together with all amendments thereof or supplements thereto, the "Proxy Statement"), and Parent shall prepare and file with the SEC the F-4 Registration Statement (together with the prospectus contained in the F-4 Registration Statement and the Proxy Statement, the "Proxy Statement/Prospectus"), in which the Proxy Statement/Prospectus shall be included, covering the Parent ADSs to be issued in the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Proxy Statement to be cleared by the SEC, and the F-4 Registration Statement to become effective under the Securities Act, as soon as practicable after the date of such filing and to keep the F-4 Registration Statement effective as long as is necessary to consummate the Merger. Prior to the effective date of the F-4 Registration Statement, Parent shall take all actions reasonably required under any applicable federal securities laws or applicable laws of any state in connection with the issuance of ADSs in the Merger. The Proxy Statement/Prospectus shall include, among other things, (i) the recommendation of the board of directors of the Company that the Company's stockholders vote in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger), except to the extent the board of directors of the Company shall have effected a Change of Recommendation as expressly permitted by Section 7.2, and (ii) the opinion of the Company Advisor referred to in Section 5.1(x). Each of Parent and the Company shall use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Stock as promptly as practicable after the F-4 Registration Statement becomes effective and, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies. Parent and the Company shall promptly provide to each other (A) notice of any oral comments to the Proxy Statement/Prospectus or the F-4 Registration Statement received from the SEC and (B) copies of any written comments to the Proxy Statement/Prospectus and the F-4 Registration Statement received from the SEC, and in each case shall consult with each other in connection with the preparation of written responses and to such comments.

     (b) Parent shall make, and the Company shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and all applicable Israeli securities laws and regulation and United States state securities and "blue sky" laws. Each party shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the F-4 Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for an amendment to the Proxy Statement/Prospectus or the F-4 Registration Statement, SEC comments thereon and each party's responses thereto or SEC requests for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement shall be filed without the approval of the Company and Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, Parent or the Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the F-4 Registration Statement or the Proxy Statement/Prospectus, so that the documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company.

     7.6. Stock Exchange Listing. Parent shall use best efforts to cause the Parent ADSs to be issued in connection with the Merger and the Parent ADSs to be reserved for issuance upon exercise of the assumed the Company Stock Options to be approved for quotation on Nasdaq, subject to official notice of issuance.

     7.7. Stock Exchange Delisting; Deregistration of Stock. Prior to the Closing Date, the Company shall cooperate with Parent and cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on the Company's part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the Company Common Stock is listed to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

     7.8. Publicity. The initial press release relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) shall be a joint press release of the Company and Parent and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or securities market on which securities of the Company or Parent are listed or traded.

     7.9. Employee Benefits Matters.

     (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the "Transition Period"), Parent shall, or shall cause the Company and its Subsidiaries to:

          (i) maintain each Company Compensation and Benefit Plan that provides current and former directors and employees of the Company and its Subsidiaries who are receiving benefits under the Company Compensation and Benefit Plans as of immediately prior to the Effective Time (the "Affected Employees") with retirement (e.g., defined contribution and excess savings), welfare, vacation and other fringe benefits, as applicable, with each such plan to provide such benefits, at such costs, as are no less favorable than each such plan provides immediately prior to the Effective Time;

          (ii) maintain (A) (subject to increases in the ordinary course of business) all annual base salary and wage rates of each Affected Employee at no less than the levels in effect immediately prior to the Effective Time, and (B) all Company Compensation and Benefit Plans that provide each Affected Employee with annual cash bonus opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria that are comparable to those criteria in effect immediately prior to the Effective Time) that are no less favorable than those in effect immediately prior to the Effective Time; provided, however, that in full satisfaction of Parent's obligations of under this Section 7.9(a)(ii)(B) in respect of any annual bonus opportunity due, in respect of the year in which the Effective Time occurs (the "Closing Year"), to any Affected Employee who, immediately prior to the Effective Time, participates in either the Company Executive Officer Incentive Plan or the Company Management Incentive Plans (together, the "Executive Bonus Plans"), each such Affected Employee shall receive such payment(s) as are required to be paid in respect of the Closing Year by the Company to such Affected Employee pursuant to Section 7 of the applicable Executive Bonus Plan; such that, for the avoidance of doubt, no such Affected Employee shall receive a duplicative annual bonus payment in respect of the Closing Year; and

          (iii) maintain, without any amendment that may be adverse to any Affected Employee (other than as required by applicable Law), the Barr Pharmaceuticals Severance Package Pay Plan for U.S. Senior Executives, the Barr Pharmaceuticals Long-Term International Assignment Policy and the PLIVA Severance Pay Plan (non-exempt and exempt levels through senior director and I-V), and to honor the terms of such plans in the event that any Affected Employee's employment is terminated in circumstances that give rise to the provision of benefits under such plans.

     (b) Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, Parent shall, or shall cause the Company and its Subsidiaries to maintain, without any amendment that may be adverse to any Affected Employee (other than as required by applicable Law), the Barr Pharmaceuticals, Inc. Severance Pay Plan for U.S. Employees and to honor the terms of such plan in the event that any Affected Employee's employment is terminated in circumstances that give rise to the provision of benefits under such plan.

     (c) From and after the Effective Time, Parent shall cause service by Affected Employees to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, vesting and benefit accruals (other than any defined benefit pension plan in the United States or otherwise required under applicable Law) under the Parent Compensation and Benefit Plans in which such employees participate (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service). Parent shall make all amendments to any Parent Compensation and Benefit Plans as may be required to provide for the foregoing and for the provisions of Section 7.9(d) below.

     (d) From and after the Effective Time, Parent shall, with respect to Affected Employees entitled to participate in any Parent Compensation and Benefit Plans subject to United States law, (i) cause to be waived any pre-existing condition limitations and any waiting period limitations under welfare benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Parent Compensation and Benefit Plans.

     (e) At all times from and after the Effective Time, Parent shall, or shall cause the Company and its Subsidiaries to, honor all its obligations and commitments, and those of the Company and any of its Subsidiaries under all employment, compensation, benefit and severance agreements, plans, policies and arrangements set forth on Section 7.9(e) of the Company Disclosure Schedules.

     (f) Not less than one (1) Business Day, nor more than three (3) Business Days, prior to the Closing Date, the Company shall deliver to Parent a true, accurate and complete list, as of the date of such delivery and for each holder, of the number of shares of Company Common Stock subject to Company Options or other rights to purchase or receive Company Common Stock, together with the dates of grant and the exercise prices thereof.

     (g) Nothing contained in this Section 7.9, express or implied: (i) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (ii) is intended to confer upon any Person (including for the avoidance of doubt any Affected Employee) any right as a third-party beneficiary of this Agreement.

     7.10. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent also shall advance reasonable and documented attorneys' fees and expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries, including any person who becomes an officer, director or employee prior to the Effective Time (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby.

     (b) Prior to the Effective Time, Parent shall cause the Surviving Corporation to purchase directors' and officers' liability insurance coverage for the Company's directors and officers for a period of six (6) years after the Effective Time which provides runoff coverage in an amount at least equal to that currently provided by the Company for its directors and officers and on terms otherwise comparable in all material respects to that currently provided by the Company (as disclosed to Parent prior to the date hereof).

     (c) The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall include provisions for exculpation of director, officer and employee liability and indemnification on the same basis as set forth in the Company's certificate of incorporation and by-laws (respectively) in effect on the date hereof. For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the provisions in its by-laws providing for indemnification of Indemnified Parties, with respect to facts and circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under the DGCL, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would increase the scope of the Indemnified Parties' indemnification rights thereunder.

     (d) The rights of each Indemnified Party under this Section 7.10 shall be in addition to any right such Person might have under the Organizational Documents of the Company or any of its Subsidiaries or under applicable Law (including the DGCL) or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

     (e) If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 7.10.

     (f) The Indemnified Parties are express third-party beneficiaries of Parent's obligations under this Section 7.10.

     7.11. Expenses. Subject to Sections 9.5(b) and (c) and 7.4(a), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus (including any SEC filing fees).

     7.12. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of Parent, the Company and Merger Sub and their respective board of directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     7.13. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock or acquisitions of Parent ADSs (including derivative securities with respect to such shares of Company Common Stock or Parent ADSs) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     7.14. Tax-Free Reorganization.

     (a) Prior to the Effective Time, each of Parent and the Company shall use all reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization. Parent shall cause the Surviving Corporation to comply with the reporting requirements of U.S. Treasury Regulation Section 1.367(a) 3(c)(6).

     (b) Each of Parent and the Company shall use its commercially reasonable efforts to obtain the opinions referred to in Section 8.2(c) and 8.3(e), respectively.

     7.15. Non-Solicitation; No-Hire. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent will not, and will cause its Subsidiaries not to, directly or indirectly solicit for employment or hire or employ or seek to entice away from the Company or any of its Subsidiaries any employee of the Company or any of its Subsidiaries; provided, however, that this section shall not prohibit any advertisement or general solicitation (including through the use of executive recruiters) that is not specifically targeted at employees of the Company and its Subsidiaries, or prevent Parent from offering employment to or employing, persons who respond to such advertisements or such general solicitations.

     7.16. Accountants' Comfort Letters. (a) Parent shall use all commercially reasonable efforts to cause to be delivered to the Company two letters from Parent's independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Parent ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

     (b) The Company shall use all commercially reasonable efforts to cause to be delivered to Parent two letters from the Company's independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Parent ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

     7.17. Alternative Structure. If Parent and the Company mutually determine that it is prudent to do so, the parties agree to cooperate in good faith to make changes to the terms hereof to restructure the transaction as a merger of Merger Sub with and into the Company pursuant to which the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation (the "First Step Merger"), immediately followed by a merger of the Company, as the surviving corporation in the First Step Merger, with and into a subsidiary directly wholly owned by Parent ("Merger Sub 2") pursuant to which the separate corporate existence of the Company shall thereupon cease with Merger Sub 2 being the surviving corporation, or the substantial equivalent thereof.

                                  ARTICLE VIII

                                   CONDITIONS
                                   ----------

     8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. The Company Requisite Vote shall have been obtained.

     (b) HSR; EC Merger Regulation; Canada Competition Bureau; Other Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and all required approvals by the European Commission and the Competition Bureau of Canada applicable to the Merger under the applicable competition law or regulation, including without limitation the EC Merger Regulation and the Canada Competition Act, shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, and those other consents pursuant to the other Foreign Antitrust Filings the failure of which to obtain would, either individually or in the aggregate, have or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or an effect of similar magnitude (in terms of absolute effect and not proportion) on Parent and its Subsidiaries shall have been obtained.

     (c) Injunction. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and enjoins or otherwise prohibits consummation of the Merger and the transactions contemplated hereby (collectively, an "Order").

     (d) F-4 Registration Statement. The F-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the F-4 Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and all Israeli, United States state securities and "blue sky" authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

     8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that either individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect; provided that for purposes of determining whether the condition in this Section 8.2(a) is satisfied, references to "Company Material Adverse Effect" (other than in Section 5.1(h)(i)) and any other materiality qualification contained in such representations and warranties shall be ignored, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects at or prior to the Closing Date all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

     (c) Tax Opinion. Parent shall have received the opinion of Willkie Farr & Gallagher LLP, counsel to Parent, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Parent and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that Parent will be treated as a corporation under Section 367(a)(1) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits A and B hereto. Counsel's opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a "five percent transferee shareholder" with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

     (d) No Material Adverse Change. Since the date hereof, a Company Material Adverse Effect shall not have occurred and no change or other event shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

     8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that either individually or in the aggregate would not reasonably be likely to have a Parent Material Adverse Effect; provided that for purposes of determining whether the condition in this Section 8.3(a) is satisfied, references to "Parent Material Adverse Effect" (other than in Section 5.2(h)(i)) and any other materiality qualification contained in such representations and warranties shall be ignored, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.

     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.

     (c) No Material Adverse Change. Since the date hereof, a Parent Material Adverse Effect shall not have occurred and no change or other event shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect.

     (d) Stock Exchange Listing. The Parent ADSs to be issued in connection with the Merger and the Parent ADSs reserved for issuance upon exercise of the assumed Company Options shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

     (e) Tax Opinion. The Company shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to the Company, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Parent and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that Parent will be treated as a corporation under Section 367(a)(1) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits A and B hereto. Counsel's opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a "five percent transferee shareholder" with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

                                   ARTICLE IX

                                   TERMINATION
                                   -----------

     9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

     (a) the Merger shall not have been consummated by March 31, 2009, whether such date is before or after the date of receipt of the Company Requisite Vote (the "Termination Date"); provided that the Termination Date shall be automatically extended for three months if, on the Termination Date any of the conditions set forth in Sections 8.1(b) shall not have been satisfied or waived but (i) each of the other conditions to the consummation of the Merger set forth in Article VIII has been satisfied or waived or remains capable of satisfaction, and (ii) any approvals required by Section 8.1(b) that have not yet been obtained are being pursued diligently and in good faith; provided that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Merger to be consummated, including its obligations required by Section 7.4, on or before the Termination Date;

     (b) the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof; or

     (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party that has not used its reasonable best efforts to have such Order removed, repealed or overturned or that breached in any material respect its obligations under this Agreement in any manner that shall have proximately resulted in the issuance or imposition of such Order.

     9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company at any time prior to (a) receipt of the Company Requisite Vote, if the board of directors of the Company shall take any action contemplated by clause (D) of
Section 7.2; provided, however, that (i) the Company complies with Section 7.2 and (ii) the termination pursuant to this Section 9.3(a) shall not be effective unless the Company shall at or prior to the time of such termination make the payment required by Section 9.5(b), or (b) the Effective Time, whether before or after receipt of the Company Requisite Vote, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured by the earlier of (A) twenty (20) days after written notice of such breach is given by the Company to Parent or (B) the Termination Date; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if Company is then in material breach of any of its covenants or agreements contained in this Agreement.

     9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of Parent at any time prior to the Effective Time if: (a) the board of directors of the Company takes any action contemplated by clause (D) of Section 7.2; (b) the board of directors of the Company shall have effected a Change of Recommendation; (c) the Company or its board of directors approves or recommends that the Company's stockholders tender their shares of Company Common Stock in any tender or exchange offer or the Company or its board of directors fails to send to the Company's stockholders, within ten Business Days after the commencement of any such tender or exchange offer, a statement that the Company and its board of directors recommends that the Company's stockholders reject, and do not tender their shares of Company Common Stock in, such tender or exchange offer; (d) prior to consummating or engaging in any "business combination" (within the meaning of Section 203 of the DGCL) or other transaction with or involving the Company or any of its Affiliates as a result of, or pursuant to which, any Person becomes or would become an "interested stockholder" (within the meaning of Section 203 of the DGCL), the board of directors of the Company approves such business combination or other transaction such that such Person would not be deemed to be an "interested stockholder" under Section 203 of the DGCL; (e) the Company or any of its Affiliates publicly announces the Company's intention to take any of the actions described in the foregoing clauses (a), (b), (c) or (d); or (f) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.2(a) or Section 8.2(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured by the earlier of (i) twenty (20) days after written notice of such breach is given by Parent to the Company or (ii) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(f) if Parent is then in material breach of any of its covenants or agreements contained in this Agreement.

     9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, Affiliates, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material and intentional breach of this Agreement, or any fraud, by such party.

     (b) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 9.2(a), provided that at the time of such termination (A) the Company Requisite Vote had not been obtained and (B) an Acquisition Proposal or other public announcement of any intention with respect to an Acquisition Proposal shall have been made (and such Acquisition Proposal has not been withdrawn), (ii) by Parent or the Company pursuant to Section 9.2(b) or by Parent pursuant to Section 9.4(f), provided that, in each case, at the time of such termination an Acquisition Proposal or other public announcement of any intention with respect to an Acquisition Proposal shall have been made (and such Acquisition Proposal has not been withdrawn), (iii) by the Company pursuant to Section 9.3(a), or (iv) by Parent pursuant to Section 9.4(a), (b), (c), (d) or (e), then the Company shall pay to Parent a termination fee (as liquidated damages) in the amount of $200,000,000 as follows: (x) in the case of any termination described in clauses (i) or (ii) above, if within twelve
(12) months after the date of such termination the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal, promptly, but in no event later than two (2) Business Days after the date of the earlier of such entering into a definitive agreement or such consummation, as applicable; (y) in the case of any termination described in clause (iii) above, at or prior to the time of such termination; and (z) in the case of any termination described in clause (iv) above, promptly, but in no event later than two (2) Business Days after the date of such termination. Any such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Parent to the Company. For purposes of this Section 9.5(b) "Acquisition Proposal" shall be defined by replacing all references to "20%" in the definition of Acquisition Proposal with "35%".

     (c) The parties acknowledge that the agreement contained in Section 9.5(b) is an integral part of the transactions contemplated by this Agreement, and that, without such agreement Parent would not have entered into this Agreement; accordingly, if the Company fails to timely pay any amounts due by it pursuant to Section 9.5(b), it shall also pay interest from the date such payment was due on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period. The payment of the amounts specified in Section 9.5(b) and this Section 9.5(c) shall be the sole and exclusive remedy available to Parent with respect to the facts and circumstances giving rise to such payment obligation.

                                   ARTICLE X

                            MISCELLANEOUS AND GENERAL
                            -------------------------

     10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 7.7 (Stock Exchange De-listing; Deregistration of Stock), 7.9 (Employee Benefits Matters), 7.10 (Indemnification; Directors' and Officers' Insurance) and 7.11 (Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.11 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     10.2. Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and the Company; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company pursuant to the DGCL, no amendment may be made hereto which would by Law or the rules of the NYSE require further approval by the stockholders of the Company without such further approval by such stockholders.

     10.3. Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the approval of this Agreement and the Merger by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10.4. Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

     10.5. GOVERNING LAW AND VENUE.

     (a) This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of laws principles.

     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal Court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.6. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

     10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of electronic or telephonic confirmation of successful transmission):

          if to Parent or Merger Sub,

          Teva Pharmaceutical Industries Ltd.
          5 Basel Street
          Petach Tikva 49131
          Attention:  Chief Executive Officer
          Facsimile:  011 972 3 924 6026

          Boron Acquisition Corp.
          c/o Teva Pharmaceuticals USA, Inc.
          425 Privet Road
          P.O. Box 1005
          Horsham, Pennsylvania 19044-8005
          Attention:  General Counsel
          Facsimile:  (215) 293 6499

          with copies (which shall not constitute notice) to:

          Willkie Farr & Gallagher LLP
          787 Seventh Avenue
          New York, NY  10019
          Attention:  Peter H. Jakes, Esq.
                      Jeffrey S. Hochman, Esq.
          Facsimile:  (212) 728-8111

          if to the Company,

          Barr Pharmaceutical, Inc.
          225 Summit Avenue
          Montvale, NJ  07645
          Attention:  Frederick J. Killion
          Facsimile:  (202) 638-3386

          with a copy (which shall not constitute notice) to

          Simpson Thacher & Bartlett LLP
          425 Lexington Avenue
          New York, New York 10017
          Attention:  Gary I. Horowitz, Esq.
          Facsimile:  (212) 455-2502

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     10.7. Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Schedules, the Parent Disclosure Schedules and the Confidentiality Agreement, dated May 6, 2008, between Parent and the Company (as may be amended from time to time, the "Confidentiality Agreement"), constitute the entire agreement by and among the parties hereto, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     10.8. No Third-Party Beneficiaries. Other than with respect to the matters set forth in Section 7.10 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     10.9. Obligations of Parent and of the Company. Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.

     10.11. Disclosure Schedules. Any information disclosed in any section of the Company Disclosure Schedules or the Parent Disclosure Schedules shall be deemed to be disclosed on any other section of the Company Disclosure Schedules or the Parent Disclosure Schedules, respectively, where it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Schedules or the Parent Disclosure Schedules is relevant to such other sections. The Company Disclosure Schedules and the Parent Disclosure Schedules, respectively, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company or Parent and Merger Sub, as the case may be, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. No reference to or disclosure of any item or other matter in the Company Disclosure Schedules or the Parent Disclosure Schedules shall be construed to establish a standard of materiality.

     10.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.13. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, prior to the mailing of the Proxy Statement/Prospectus, by written notice to the Company, another wholly owned direct or indirect Subsidiary in lieu of Merger Sub to be a constituent corporation in the Merger, so long as such designation would not reasonably be expected to (a) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Parent Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period, (b) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (c) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (d) materially delay the consummation of the Merger; provided, further, that each of Parent and Merger Sub may (in its sole discretion), without the consent of any other party hereto, assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates; provided, further, however, that, in the event of any such assignment pursuant to the immediately preceding proviso, Parent or Merger Sub (as the case may be) shall remain fully liable for, and shall not be released from, any of its obligations under this Agreement. If the requirements of the previous sentence are met and Parent wishes to designate another wholly owned direct or indirect Subsidiary in lieu of Merger Sub to be a constituent corporation of the Merger, then all references herein to Merger Sub shall be deemed to be references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     10.14. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, the parties hereto agree that each shall be entitled to seek injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.


                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                              BARR PHARMACEUTICALS, INC.



                              By:  /s/ Frederick J. Killion
                                   ---------------------------------------------
                                   Name:   Frederick J. Killion
                                   Title:  EVP, General Counsel and Secretary

                              TEVA PHARMACEUTICAL INDUSTRIES LTD.



                              By:  /s/ Shlomo Yanai
                                   ---------------------------------------------
                                   Name:   Shlomo Yanai
                                   Title:  President and Chief Executive Officer



                              By:  /s/ Dr. Itzhak Krinsky
                                   ---------------------------------------------
                                   Name:   Dr. Itzhak Krinsky
                                   Title:  Vice President



                         [Agreement and Plan of Merger]

                              BORON ACQUISITION CORP.



                              By:  /s/ William Marth
                                   ---------------------------------------------
                                   Name:   William Marth
                                   Title:  President



                              By:  /s/ Richard Egosi
                                   ---------------------------------------------
                                   Name:   Richard Egosi
                                   Title:  Senior Vice President, General
                                           Counsel and Secretary